EXHIBIT 99.1


GM North America to Undergo Major Capacity Reduction
Next Significant Step in GM's North American Turnaround Plan
9 Assembly, Stamping & Powertrain Facilities, 3 SPO Facilities to Cease
Operations
Total Reduction of 30,000 Positions
Total Cost Reduction Running Rate of $7 Billion by End of 2006

DETROIT - General Motors will undergo a wide-ranging restructuring of its manufacturing operations in the United States and Canada as part of its comprehensive four-point plan to return the company to profitability and long-term growth, GM Chairman and CEO Rick Wagoner announced today.

GM's next step in its North American turnaround plan addresses its ongoing capacity utilization, a major component of reducing structural cost. A total of nine assembly, stamping and powertrain facilities and three Service and Parts Operations facilities will cease operations.

The additional actions will reduce GMNA assembly capacity by about 1 million units by the end of 2008, in addition to the previously implemented reduction of 1 million units between 2002 and 2005. Factoring in the additional capacity from GM's new Delta Township facility in Lansing, Mich., slated to begin production next year, the overall net result will be a GMNA assembly capacity of 4.2 million units. While down 30 percent since 2002, this capacity level will still provide GM plenty of flexibility to anticipate and meet market demand, but in a much more cost-effective manner. A total of 30,000 manufacturing positions will be eliminated from 2005 through 2008.

"The decisions we are announcing today were very difficult to reach because of their impact on our employees and the communities where they live and work," Wagoner added. "But these actions are necessary for GM to get its costs in line with our major global competitors. In short, they are an essential part of the plan to return our North American operations to profitability as soon as possible.

"We continue to be equally committed to revenue drivers - introducing compelling new cars and trucks, and executing our revitalized sales and marketing strategy
- and we have received ratification of the agreement with the UAW, which will help significantly to address our health-care cost challenges," Wagoner said. "We are making steady and significant progress in implementing the plan to turn around our U.S. business."

The following six assembly plant sites will be affected in the years indicated:

o   Oklahoma City, Okla., will cease production in early 2006.
o   Lansing, Mich., Craft Centre will cease production in mid-2006.
o Spring Hill, Tenn., Plant/Line No. 1, will cease production at the end of 2006.
o Doraville, Ga., will cease production at the end of its current products' lifecycle in 2008.
o The third shift will be removed at Oshawa Car Plant No. 1, in Ontario, Canada, in the second half of 2006. Subsequently, Oshawa Car Plant No. 2 will cease production after the current product runs out in 2008.
o The third shift will be removed at Moraine, Ohio, during 2006, with timing to be based on market demand.

Capacity-related actions affecting stamping, Service & Parts Operations and powertrain facilities include:

o   The Lansing, Mich., Metal Center will cease production in 2006.
o   The Pittsburgh, Pa., Metal Center will cease production in 2007.
o The Parts Distribution Center in Portland, Ore., will cease operations in 2006; the Parts Distribution Center in St. Louis, Mo., will cease warehousing activities and will be converted to a collision center facility in 2006; the Parts Processing Center in Ypsilanti, Mich., will cease operations in 2007. One additional Parts Processing Center, to be announced at a later date, will also cease operations in 2007.
o The competitiveness of all unitizing (packaging) operations at the Pontiac, Drayton Plains, and Ypsilanti Processing Centers in Michigan, as well as portions of the unitizing operations at the Flint, Mich., Processing Center will be evaluated in accordance with the provisions of the GM-UAW national agreement.

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o   St. Catharines Ontario Street West powertrain components facility in
    Ontario, Canada, will cease production in 2008.
o The Flint, Mich., North 3800 engine facility ("Factory 36") will cease production in 2008.

Given the demographics of GM's workforce, the company plans to achieve much of the job reduction via attrition and early retirement programs. GM will work with the leadership of its unions, as any early retirement program would need to be mutually agreed upon. GM hopes to reach an agreement on such a plan as soon as possible.

"These are difficult moves that will affect thousands of dedicated GM employees and families, as well as state and local governments," Wagoner said. "We will work our hardest to mitigate that impact."

There will be a significant restructuring charge in conjunction with this capacity announcement, and also with any related early retirement program. The details of these charges will be provided when available.

Wagoner also said the company has further accelerated its efforts in structural cost reduction, raising the previously indicated $5 billion running rate cost reduction plan in North America to $6 billion by the end of 2006. In addition, GM continues to pursue its plans to target $1 billion in net material cost savings. In total, the plan is to achieve $7 billion of cost reductions on a running rate basis by the end of 2006 - $1 billion above the previously indicated target.

"Our collective goal remains the same: to return our North American operations to sustained profitability as soon as possible, thereby helping to ensure a stronger General Motors for the future," Wagoner concluded.

General Motors Corp. (NYSE: GM), the world's largest automaker, has been the global industry sales leader since 1931. Founded in 1908, GM today employs about 325,000 people around the world. It has manufacturing operations in 32 countries and its vehicles are sold in 200 countries. In 2004, GM sold nearly 9 million cars and trucks globally, up 4 percent and the second-highest total in the company's history. GM's global headquarters are at the GM Renaissance Center in Detroit. More information on GM can be found at www.gm.com.

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Forward-looking Statements

In this press release and in related comments by General Motors management, our use of the words "expect, anticipate, design, estimate, forecast, initiative, objective, plan, goal, project, outlook, priorities, target, intend, evaluate, seek, impact" and similar expressions, including references to what the future implementation of our restructuring plan and the tentative health-care agreement with the UAW will achieve, and when, in terms of cost savings and capacity reduction, is intended to identify forward-looking statements. While these statements represent our current judgment on what the future may hold, and we believe these judgments are reasonable, actual results may differ materially due to numerous important factors that are described in GM's most recent report on SEC Form 10-K, which may be revised or supplemented in subsequent reports on SEC Forms 10-Q and 8-K. Such factors include, among others, the following: the ability of GM to realize production efficiencies, to achieve reductions in costs as a result of the restructuring and health-care cost reductions and to implement capital expenditures, all at the levels and times planned by management; the pace of product introductions; significant changes in the competitive environment; changes in laws, regulations and tax rates; the ability of the corporation to achieve reductions in cost and employment levels to realize production efficiencies and implement capital expenditures at levels and times planned by management; changes in relations with unions and employees/retirees and the legal interpretations of the agreements with those unions with regard to employees/retirees; shortages of and price increases for fuel; labor strikes or work stoppages; market acceptance of the corporation's new products; additional credit rating downgrades; and changes in economic conditions, commodity prices, currency exchange rates or political stability.